Exhibit 99.1

July 12, 2013

Mr. Todd Herrick
3970 Peninsula Dr.
Petoskey, MI 49770

Mr. Herrick,

Thank you for your June 28, 2013 letter. The Board of Directors has asked me to respond to you.

As you know, the Company has previously announced its intention to present a plan to eliminate the two (2) classes of shares by its 2014 Annual Shareholders Meeting. The Company has already commenced the process to achieve this objective. We appreciate your support of a plan to combine the shares. At its next regularly scheduled Board Meeting in July, the Board will fully review your suggestion, including the additional cost and administrative time required to conduct a Special Meeting of Shareholders.

In the meantime, please contact me with any further questions or comments.

Very truly yours,

/s/ James J. Connor
James J. Connor
President and Chief Executive Officer

Cc: Tecumseh Products Company Board of Directors